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                    January 22, 2024

       Yoshi Niino
       Chief Accounting Officer
       Harbor Custom Development, Inc.
       1201 Pacific Avenue, Suite 1200
       Tacoma, WA 98402

                                                        Re: Harbor Custom
Development, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-39266

       Dear Yoshi Niino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction